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                                                                    EXHIBIT 99.1



                       CELERITEK UPDATES FINANCIAL OUTLOOK

        SANTA CLARA, Calif., Nov. 11, 2002 -- Celeritek, Inc. (NASDAQ: CLTK), a manufacturer of GaAs semiconductor components and GaAs-based subsystems for the wireless communications market, today announced that it has reduced its revenue expectations beginning in the third quarter of fiscal 2003 because Motorola, a primary buyer of Celeritek's power amplifier modules, has decided to discontinue its strategy of dual sourcing power amplifier modules. Celeritek will continue to be the sole source for power amplifier modules for Motorola's 120v platform, but expects such sales to decline as Motorola transitions to new platforms later this calendar year. Celeritek considers Motorola a valued customer, and fully intends to compete for its business with respect to future platforms.

        Celeritek expects that the effects of Motorola's decision will begin to be felt in the third quarter of fiscal 2003, and believes that revenues in that quarter will be in the range of $10 million to $11 million, with Motorola accounting for approximately 25% to 30% of those revenues. Historically, Motorola accounted for 56% of Celeritek's net revenues in the first six months of fiscal 2003, and 43% of Celeritek's net revenues in fiscal 2002. While the Company is still quantifying the longer-term effect of Motorola's decision, it currently expects that the effect on revenues will be more significant beginning in the fourth quarter of fiscal 2003.

        Celeritek continues to move forward on several initiatives to diversify its revenue stream and customer base and believes these initiatives will partially offset the effects of Motorola's recent decision. For example, Celeritek recently opened a new sales and technical support office in Seoul, Korea and expects to increase its sales of power amplifier modules to customers in Korea. The Company expects to begin seeing these increased sales by the middle of fiscal 2004. Further, the Company is developing additional products that it believes will be attractive to Motorola and other leading phone manufacturers going forward and expects that its recent purchase of Tavanza will accelerate new product introductions. The Company is also currently evaluating various measures to adjust its cost structure in light of the recent developments.

ABOUT CELERITEK

        Celeritek designs and manufactures GaAs semiconductor components and GaAs-based subsystems used in the transmission of voice, video and data traffic over wireless communications networks. Its GaAs semiconductor components and subsystems are designed to facilitate broadband voice and data transmission in mobile handsets and wireless communications infrastructures. Its GaAs semiconductor components primarily consist of transmit solutions, including power amplifiers for cellular and PCS handsets. These products are focused on the high growth CDMA and emerging WCDMA wireless market. Celeritek provides its GaAs-based subsystems to leading companies in the defense industry.

SAFE HARBOR STATEMENT

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        This release contains forward-looking statements. These forward-looking statements represent the Company's expectations or beliefs concerning future events and include statements, among others, regarding: sales to Motorola with respect to the 120v platform; competing for Motorola's business in the future; expected revenues of $10 million to $11 million in the third quarter of fiscal 2003; the percentage of revenues from Motorola in the third quarter of fiscal 2003; the effect of Motorola's decision on revenues in the third and fourth quarters of fiscal 2003; whether certain initiatives will diversify Celeritek's revenue stream and customer base and partially offset the effects of Motorola's decision; expected sales and timing of sales to customers in Korea; the development of additional products that may be attractive to Motorola and other phone manufacturers; the effect of the Tavanza acquisition on the acceleration of new product introductions; and measures to adjust the Company's cost structure. The Company undertakes no duty to update these forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements as a result of known and unknown risk factors and uncertainties. Such factors may include, but are not necessarily limited to: lower than expected or delayed demand for our power amplifiers by Korean customers; uncertainties in the Korean telecommunications market; lost or delayed sales of our new power amplifier modules to other customers; the ability to successfully manage the Tavanza acquisition, to accelerate product development as a result of the acquisition, to retain key Tavanza personnel and to achieve expected synergies from the acquisition; introduction by our competitors of amplifier products with features similar or superior to ours; possible management distraction and increased expenses resulting from the consequences of Anaren Microwave's 13D filings; decreased utilization of manufacturing capacity; a decrease in manufacturing yields; and the inability to properly adjust expenses. Reference is made to the discussion of risk factors detailed in the Company's filings with the Securities and Exchange Commission, including its reports on Forms 10-K and 10-Q.